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                                                                    EXHIBIT 8.2

                                 March 4, 1997

Extended Stay America, Inc.
450 East Las Olas Boulevard
Ft. Lauderdale, Florida 33301

  RE:FEDERAL INCOME TAX CONSEQUENCES OF MERGER OF STUDIO PLUS HOTELS, INC.
       WITH AND INTO ESA MERGER SUB, INC., A WHOLLY OWNED SUBSIDIARY OF EXTENDED STAY AMERICA, INC.

Ladies and Gentlemen:

  We have acted as your counsel in connection with the proposed merger (the "Merger") of Studio Plus Hotels, Inc. ("Company"), with and into ESA Merger Sub, Inc. ("NEWCO"), a wholly owned subsidiary of Extended Stay America, Inc. ("Purchaser"), pursuant to the Agreement and Plan of Merger dated as of January 16, 1997 (the "Merger Agreement"), by and among Purchaser, NEWCO, and Company. You have requested our opinion regarding certain of the federal income tax consequences of the Merger.

  We understand that our opinion will be referred to in the Joint Proxy Statement/Prospectus on Form S-4 filed with the Securities and Exchange Commission in connection with the Merger (the "Prospectus"). We hereby consent to such use of our opinion.

  All capitalized terms used herein without definition have the respective meanings specified in the Merger Agreement, and all section references herein are to the Internal Revenue Code of 1986, as amended.

                             INFORMATION RELIED ON

  In rendering the opinions expressed herein, we have examined such documents as we have deemed appropriate, including the Merger Agreement and the Prospectus. In our examination of documents, we have assumed, with your consent, that all documents submitted to us as photocopies or telecopies faithfully reproduce the originals thereof, that such originals are authentic, that all such documents have been or will be duly executed to the extent required, and that all statements of fact set forth in such documents are accurate. In addition, we have obtained such additional information and representations as we have deemed relevant and necessary through consultation with various representatives of Purchaser and Company, including written certificates from Purchaser and Company verifying certain relevant facts that have been represented to us.

  Based upon the foregoing, we have assumed, with your consent, that the following statements are true and correct on the date hereof and will be true at the Effective Time:

    1. The Merger will be consummated in compliance with the material terms of the Merger Agreement, none of the material terms and conditions therein have been waived or modified, and neither Purchaser nor Company has any plan or intention to waive or to modify any such material term or condition.

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    2. The fair market value of the Purchaser Common Stock and other consideration that will be received by each Company shareholder in the Merger will be approximately equal to the fair market value of the Company Common Stock surrendered in exchange therefor.

    3. There is no plan or intention by any Company shareholder to sell, exchange, or otherwise dispose of a number of shares of Purchaser Common Stock to be received in the Merger that would reduce the Company shareholders' aggregate ownership of Purchaser Common Stock to a number of shares having a value, as of the Effective Time, of less than 50 percent of the value of all of the formerly outstanding Company Common Stock as of the Effective Time. For purposes of this assumption, shares of Company Common Stock exchanged for cash or other property, surrendered by dissenters, or exchanged for cash in lieu of fractional shares of Purchaser Common Stock will be treated as outstanding Company Common Stock as of the Effective Time. In addition, shares of Company Common Stock and shares of Purchaser Common Stock held by Company shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the Merger will be considered in making this assumption.

    4. NEWCO will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by Company immediately prior to the Merger. For purposes of this assumption, amounts paid by Company to shareholders who receive cash or other property, amounts paid by Company to dissenters, amounts used by Company or NEWCO to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by Company immediately preceding the Merger will be included as assets held by Company immediately prior to the Merger.

    5. Prior to the Merger, Purchaser will directly own all of the outstanding shares of stock of NEWCO.

    6. NEWCO will not issue additional shares of its stock that would result in Purchaser acquiring or owning after the Merger less than 80 percent of the total combined voting power of all classes of NEWCO stock entitled to vote or less than 80 percent of the total number of shares of all other classes of NEWCO stock.

    7. Purchaser has no plan or intention to reacquire any of the shares of Purchaser Common Stock issued in the Merger.

    8. Purchaser has no plan or intention following the Merger to liquidate NEWCO; to merge NEWCO with or into another corporation; to sell or otherwise to dispose of any of the stock of NEWCO; or to cause NEWCO to sell or otherwise to dispose of any of the assets of Company acquired in the Merger, except for dispositions made in the ordinary course of business or transfers to corporations controlled by NEWCO.

    9. The liabilities of Company assumed by NEWCO and the liabilities to which the transferred assets of Company are subject were incurred by Company in the ordinary course of its business.

    10. Following the Merger, NEWCO will continue the historic business of Company or use a significant portion of Company's historic business assets in a business.

    11. The shareholders of Company will pay their expenses, if any, incurred in connection with the Merger.

    12. There is no intercorporate indebtedness existing between Purchaser and Company or between NEWCO and Company that was, or will be, issued, acquired, or settled at a discount.

    13. Neither Purchaser, NEWCO, nor Company is a regulated investment company, a real estate investment trust, or a corporation 50 percent or more of the value of whose total assets (excluding cash, cash items, receivables and U.S. government securities) are stock or securities and 80 percent or more of the value of whose total assets are assets held for investment. For purposes of the 50 percent and 80 percent determinations under the preceding sentence, stock and securities in any subsidiary corporation shall be disregarded, and the parent corporation shall be deemed to own its ratable share of the subsidiary's assets. A corporation shall be considered a subsidiary for purposes of this paragraph if the parent owns 50 percent or more of the combined voting power of all classes of stock entitled to vote, or 50 percent or more of the total value of shares of all classes of stock outstanding.

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    14. The fair market value of the assets of Company transferred to NEWCO will equal or exceed the sum of the liabilities assumed by NEWCO, plus the amount of liabilities, if any, to which the transferred assets are subject.

    15. Company is not under the jurisdiction of a court in a case under Title 11 of the United States Code or a receivership, foreclosure, or similar proceeding in a federal or state court.

    16. No stock of NEWCO will be issued in the Merger.

    17. None of the compensation received by any shareholder-employee of Company will be separate consideration for, or allocable to, any of his or her shares of Company Common Stock; none of the shares of Purchaser Common Stock that will be received in the Merger by any shareholder-employee of Company in exchange for Company Common Stock will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employee of Company following the Merger will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

    18. The payment of cash in lieu of fractional shares of Purchaser Common Stock is solely for the purpose of avoiding the expense and inconvenience to Purchaser of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the Merger to Company shareholders instead of issuing fractional shares of Purchaser Common Stock will not exceed one percent of the total consideration that will be issued in the Merger to Company shareholders in exchange for their shares of Company Common Stock. The fractional share interests of each Company shareholder will be aggregated, and no Company shareholder will receive cash in an amount equal to or greater than the value of one full share of Purchaser Common Stock.

                                   OPINIONS

  Based upon the foregoing, it is our opinion that:

    1. The Merger will constitute a reorganization for federal income tax purposes within the meaning of Sections 368(a)(1)(A) and (a)(2)(D).

    2. No gain or loss will be recognized by Company as a result of the Merger.

    3. No gain or loss will be recognized by the holders of Company Common Stock upon the conversion of such Company Common Stock into shares of Purchaser Common Stock by reason of the consummation of the Merger.

    4. The aggregate tax basis of the shares of Purchaser Common Stock into which a holder's shares of Company Common Stock will be converted pursuant to the Merger will be the same as the aggregate tax basis of the shares of Company Common Stock so converted, decreased by the amount of any tax basis allocable to any fractional share of Purchaser Common Stock in lieu of which cash is to be paid.

    5. The holding period for a holder's shares of Purchaser Common Stock into which his or her shares of Company Common Stock are converted pursuant to the Merger will include the period that such shares of Company Common Stock were held, provided such shares of Company Common Stock are held as capital assets at the Effective Time.

    6. Cash received by a holder of Company Common Stock in lieu of a fractional share interest in Purchaser Common Stock will result in the recognition of gain or loss for federal income tax purposes, measured by the difference between the amount of cash received and the portion of the basis of the share of Company Common Stock allocable to such fractional share interest. Such gain or loss will be capital gain or loss, provided that such share of Company Common Stock is held as a capital asset at the Effective Time and will be long-term capital gain or loss if such share of Company Common Stock will have been held by the Company shareholder for more than one year.

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    7. If a holder of Company Common Stock dissents to the Merger and receives solely cash in exchange for his or her Company Common Stock, such cash will be treated as having been received in redemption of the Company Common Stock, subject to the provisions and limitations of Section 302.

  The opinions expressed herein are based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect. In addition, our opinions are based solely on the documents that we have examined, the additional information that we have obtained, and the statements of fact set out herein that we have assumed, with your consent, to be true and correct. Our opinions cannot be relied upon if any of the facts contained in such documents or in any such additional information is, or later becomes, inaccurate or if any of the assumed facts set out herein is, or later becomes, inaccurate. Finally, our opinions are limited to the tax matters specifically covered thereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Merger.

                                          Very truly yours,

                                          /s/ Bell, Boyd & Lloyd

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